EXHIBIT 10.103

THIS AGREEMENT is made on the 5th day of May, 2004.

PARTIES

ConceptVision Australia PTY LIMITED ACN 006 391 928 a company duly incorporated and having its registered office at Ground Floor, 18-20 Orion Rd. Lane Cove NSW Australia. (“we/us/ours”)

AND

PHILIP STONEY
Of
(“you/yours”)

RECITAL

A.	We offer to employ you and you agree to accept our offer of employment as a Managing Director in the terms of this agreement.

AGREEMENTS

1.	INTERPRETATION

1.1	Definitions

1.1.1	In this agreement, unless the context otherwise requires, where commencing with a capital letter:

“Confidential Information” means the trade secrets and all other information regarding our affairs and any Related Company or any of our customers which becomes known to you in circumstances where you know, or ought to know, that the information is to be treated as confidential;

“Real Company” means a body corporate which is a related body corporate to us in accordance with section 50 of the Corporations Law.

2.	APPOINTMENT

2.1	Employment

We agree to employ you and you agree to work for us as a Managing Director on the terms of this agreement from the 1st day of November 2003 until the 1st day of November 2007.

2.2	Breach or other obligations

You warrant to us that by entering into this agreement and performing your duties under it you will not breach another obligation binding on you.

2.3	Warranties by you

You warrant to us that all the information contained in your employment application and the representation made by you at the time of your application for employment with us are true and correct can that you will supply your expertise and customer contacts and any associated product lines to us.

3.	YOUR DUTIES

3.1	Duties

You must diligently and faithfully perform those duties assigned to you, which will include:

(a)	direct all of the Sales and Marketing activities for us in the Territory (Australia, New Zealand, Malaysia, Singapore and Indonesia) and make use of all contacts of yours;

(b)	supervise and manage our independent agents (Territory Representatives) and distributors in the Territory to maximize sales of current products and to introduce new products and technologies;

(c)	develop close relationships with leading surgeons to promote our products and to train new surgeons in our technologies;

(d)	create and place into action strategies to expand our business opportunities at State, National and International meetings;

(e)	assist with the relationships with the Therapeutic Goods Administration officials as the in-country sponsor to new products registrations;

(f)	Communicates with our other management competitors’ activities and marketing reports as required;

(g)	Plans advertising, public relations, sales promotions and market research;

(h)	Prepare sales and sales & marketing expense budgets for management approval. Manages those budgets to assure expenses do not exceed the operation budget. Has authority to issue purchase requisitions up to a sum determined by senior management;

(i)	Assist the Direction, Administration to maintain customer service and product inventory levels to service and product inventory levels to service selling activities.

(j)	Responsible for the accurate and timely reporting of financial information as requested by STAAR US.

3.2	Compliance with directions

You must comply with all reasonable and lawful directions given to you.

3.3	Full time appointment

Unless absent on leave for reasons permitted under this agreement, you must devote your time, attention and skill exclusively to our business to fulfill your duties.

3.4	Promotion of our interests

You must use your best endeavors to promote our welfare and reputation or the welfare and reputation of any Related Company and you will not do anything which is, or may be harmful to those interests.

3.5	Compliance with legislation and codes

3.5.1	You will, at all times, comply with our Code of Conduct and with all legislative requirements and industry codes which apply to your duties and the performance of those duties.

3.5.2	You agree and acknowledge that if you fail to comply with our Code of Conduct or any legislative requirements or industry codes you will be guilty of serious misconduct and will be acting outside the scope of your employment.

3.6	Accurate work

3.6.1	You acknowledge and agree that it is very important to our business that work undertaken by you and documentation prepared under your control must be completed accurately and forwarded to us with all necessary supporting material.

3.6.2	You must maintain a level of accuracy and completeness so that all work submitted by you must be error-free and complete. You acknowledge that it is not unfair, harsh or unconscionable, having regard to the training, support and other assistance given by us to you to demand this standard from you.

4.	REMUNERATION AND SUPERANNUATION

4.1	Basis of remuneration and superannuation

(a)	You are entitled to remuneration of AUD $ 90,000.00 per annum payable in 26 equal installments.

(b)	You will be provided with a motor vehicle to the value of AUD $85,000.00 (Excluding GST). ConceptVision Australia PTY Limited will make the lease payments on a three (3) year lease with a 30% residual. Upon expiry of the lease if you are still in our employ you can retain the vehicle if you choose to pay out the 30% residual.

(c)	We will pay a sum equal to 10% of your salary to a superannuation fund.

(d)	You will be paid a yearly bonus for the years 2003 through 2006 calculated as follows based on Net Trade Sales:

Less than $1.5m = 0.15% Greater than $1.5m and less than $2m = 0.375% Greater than $2m and less than $3m = 0.30% Greater than $3m and less than $4m = 0.15% Greater than $4m to be determined

For the year 2007 the commission schedule reverts to the employment agreement dated July 1, 1999.

4.2	Reimbursement

We will reimburse you for all reasonable business expenses properly incurred by you in the performance of your duties in accordance with our policy.

5.	LEAVE ENTITLEMENTS

5.1	Annual leave and public holidays

You are entitled to annual leave and public holidays in accordance with the relevant legislation which applies in the state or territory in which you live.

5.2	Sick Leave

You are entitled to sick leave in accordance with the relevant legislation which applies in the state or territory in which you live.

5.3	Long Service Leave You are entitled to long service leave in accordance with the relevant legislation which applies in the state or territory in which you live.

6.	TERMINATION

6.1	Termination by us without notice

6.11	We may immediately terminate your employment by given written notice of termination to you if you:

(a)	are charged with any offense involving fraud or dishonesty or any other serious offense which is punishable by imprisonment whether you are imprisoned or not;

(b)	fail or refuse to comply with a reasonable lawful direction given to you by us;

(c)	fail to comply with our Codes of Conduct or any legislative requirement or industry code which applies to the performance of your duties;

(d)	fail to remedy, to our reasonable satisfaction, a serious or persistent breach of this agreement within fourteen (14) days of receiving notice from us that breach or default;

(e)	become bankrupt or compounds with your creditors or any of them or you assign your estate for the benefit of your creditors or any of them;

(f)	are otherwise guilty of serious misconduct.

6.2	Termination by notice

We can terminate your employment at any time by giving you three (3) months notice in writing and paying you six (6) months salary and commission. The amount to be paid will be based on your previous six (6) months salary and commissions earned in the previous six (6) months. Upon termination of your employment by us we will purchase any shares owned by you in accordance with the formula contained in the Shareholders Agreement and you will be entitled to purchase your vehicle on payment to us of 30% of the initial purchase price.

6.3	Acts after termination of employment

6.3.1	Immediately after termination of the employment, you must:

(a)	Deliver to us all records of Confidential Information in your possession which are physically capable of delivery;

(b)	Deliver to us all equipment and business cards issued to you.

6.3.2	You must not represent yourself as being employed by us, or connected with us, after your employment is ended.

7.	USE OF CONFIDENTIAL INFORMATION

7.1	During this agreement, you must keep confidential all Confidential Information and must use Confidential Information for your benefit or the benefit of any other person.

7.2	At any time after termination of your employment, you must not:

(a)	Disclose Confidential Information to any other person; or

(b)	Disclose or use Confidential Information for your benefit or the benefit of any person.

8.	RESTRICTIVE COVENANTS AFTER TERMINATION OF EMPLOYMENT

8.1	You expressly agree as follows:

(a)	Not at any time during the period of one (1) year after the determination of your employment for any reason to undertake or carry on or be co-employed or directly or indirectly concerned or interested either as employer, employee, consultant, director or shareholder in any business similar to the business carried on by us at any place within New South Wales;

(b)	Not at any time during the same period to attempt personally or by letters, advertisements or otherwise to obtain customers or clients of ours for any person, firm or company carrying on any business of the kind referred to in the Schedule whether within or outside the areas described in the Schedule;

(c)	Not at any time either during or after the determination of the employment for any reason and either on your own account or for any other person or for any firm or company to solicit, interfere with or endeavor to entice away from us any person, firm or company who at any time during the continuance of your employment shall have been a customer or client of ours;

(d)	PROVIDED THAT this clause will not apply in the event that your employment is terminated because STAAR Surgical Company (US) is taken over by another company.

9.	DISCLOSURE OF CONFLICT OF INTEREST

9.1	You shall make full and complete disclosure in writing to us of the existence, nature and extent of any conflict of interest or any fact or circumstance likely to result in a conflict of interest that you may have with your duties or obligations under this Agreement immediately upon becoming aware of such conflict fact or circumstance.

10.	INVENTIONS, COPYRIGHT, DESIGNS AND KNOW HOW

10.1	You agree to disclose to us all Works and acknowledges that we own all Intellectual Property in and associated with the Works authored, created or made by you in the performance of your obligations as an employee of us during the term of your employment by us throughout the world for the full duration of the rights subsiding in those Works.

10.2	You hereby assign to us all right, title and interest in and to all Works authored, created or made by you in the performance of your employment by us and completed during the one (1) year period immediately following your termination throughout the world for the full duration of the rights subsisting those Works including, without limitation, all Intellectual Property in the Works whether vested contingent or future, all renewals and extensions of those rights, all claims and causes of action related to the Works and/or Intellectual Property therein, accrued or accruing at any time, all improvements, modifications, enhancements, developments, adaptations and arrangements.

10.3	You must, both during the term of the Agreement and after termination of your employment, do all such acts and things and execute all such documents as we or our lawyers may require to vest ownership or registration rights in respect of the Works, including all Intellectual Property in us.

11.	MISCELLANEOUS

11.1	Governing Law

11.1.1	This agreement is governed by and must be construed in accordance with the laws of New South Wales.

11.1.2	Each party:

(a)	Irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of New South Wales and any courts which have jurisdiction to hear appeals from any of the courts; and

(b)	Waives any right to object to any proceedings being brought in those courts for any reason.

11.2	Prior agreements

This agreement replaces all prior agreements between us:

EXECUTED AS AN AGREEMENT

/s/ PHILIP B. STONEY
Philip B. Stoney
Managing Director

/s/ JOHN BILY
STAAR Surgical Company
Chief Financial Officer
John Bily